As filed with the Securities and Exchange Commission on March 29, 1994 Registration No. 33-



                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                              _______________
                                  FORM S-3
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933
                              _______________
                            DANAHER CORPORATION
            (Exact name of registrant as specified in its charter)
                            DELAWARE 59-1995548
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification No.)
                            1250 24th Street, N.W.
                           Washington, D.C.  20037
                               (202)  828-0850
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive office)

                              George M. Sherman
                    President and Chief Executive Officer
                             Danaher Corporation
                            1250 24th Street, N.W.
                            Washington, D.C.  20037
                                (202)  828-0850
            (Name, address, including zip code, and telephone number,
            including area code, of agent for service)
                                 _______________
                                    Copy to:
                           George P. Stamas, Esquire
                                 Piper & Marbury
                            36 South Charles Street
                           Baltimore, Maryland  21201
                                 _______________
Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement is declared effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, check the following box. _____

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ____
______________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until this registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

   Title of      Amount to be      Proposed        Proposed
  Securities     registered        maximum         maximum      Amount of
    to be                       Offering Price    Aggregate     registration fee
  registered                      per share     Offering Price

 Common Stock
  (par value       95,853
$.01 per share)  shares (2)       $39.5625      $3,792,184.31     $1,307.65

(1)Pursuant to Rule 457, the proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee are based upon the average of the high and low prices of Registrant's Common Stock on March 28, 1994 as reported in The Wall Street Journal (Eastern Edition) on March 28, 1994.
(2)  Maximum number of shares which may be offered.


Subject to Completion,
March 29, 1994


                           PROSPECTUS

95,853 SHARES

DANAHER CORPORATION
Common Stock
___________

     The shares of Common Stock of Danaher Corporation (the
"Company") offered hereby are being sold by the Selling
Stockholders named herein.  See "Selling Stockholders."  The
Company will not receive any of the proceeds from the sale of such shares by the Selling Stockholders.

     The Common Stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "DHR." On March 28, 1994, the last sales price for the Common Stock as reported on the New York Stock Exchange Composite Tape was $39.5625 per share.

___________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

___________



The date of this Prospectus is              , 1994.
AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission, including reports, proxy statements and other information incorporated by reference into this Prospectus, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60611. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission.

     The Common Stock of the Company is listed for trading on the New York Stock Exchange and the Pacific Stock Exchange. Reports, proxy statements and other information concerning the Company can be inspected at such exchanges.

     This Prospectus does not contain all the information set forth in the Registration Statement (of which this Prospectus is a part) and exhibits relating thereto which the Company has filed with the Commission, Washington, D.C. Copies of the information and exhibits are on file at the offices of the Commission and may be obtained, upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission. The Company hereby undertakes to provide a copy of any and all information that has been incorporated by reference in the Registration Statement (not including exhibits to the information so incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) upon written or oral request of any person, without charge to such person, provided that such request is made to C. Scott Brannan, Controller, Danaher Corporation, 1250 24th Street, N.W., Suite 800, Washington D.C. 20037 (telephone (202) 828-0850).

     No person has been authorized by the Company to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained in this Prospectus, and if given or made, such information or representations may not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall create an implication that there has been no change in the affairs of the Company since the date hereof.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 1-
8089) pursuant to the 1934 Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (the "Annual Report");

     2. The description of Common Stock contained in Item 4 of the Company's Form 8-B Registration of Securities of Certain
Successor Issuers, filed with the Commission on November 3, 1986;
and

     3. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Danaher Corporation, 1250 24th Street, N.W., Washington, D.C. 20037, Attention: Controller, Telephone (202) 828-0850.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

THE COMPANY

     Danaher Corporation (the "Company") operates a variety of businesses through its wholly-owned subsidiaries. These businesses are conducted in three business segments: Tools, Process/Environmental Controls and Transportation. The Company is the principal manufacturer of Sears, Roebuck and Co.'s Craftsman line and the National Automotive Parts Association line of mechanics' hand tools. The Company also manufactures Allen _ wrenches and Jacobs drill chucks and is a leading supplier of mechanics' hand tools through Matco Tools. In its Process/Environmental Controls segment, the Company is a leading producer of leak detection sensors for underground fuel storage tanks and motion, temperature, pressure and flow control devices. The Company's Transportation business manufactures wheel service equipment, lifts, diesel engine retarders and automotive air conditioning components which are sold under such brand names as Coats, Ammco and "Jake Brake."

     The principal executive offices of the Company are located at 1250 24th Street, N.W., Washington, D.C. 20037, telephone
(202) 828-0850.

USE OF PROCEEDS

     All of the proceeds from the sale of the shares of common stock, par value $.01 per share, of the Company (the "Common
Stock") offered hereby will be received by the Selling Stockholders and none of the proceeds will be received by the Company.

SELLING STOCKHOLDERS

     The Selling Stockholders acquired the shares of Common Stock to be offered hereby pursuant to an Agreement and Plan of Reorganization dated as of January 13, 1994 (the "Agreement"), among the Company, JS Technology, Inc., a Georgia corporation ("JS") and Jan Stasiek. Pursuant to the Agreement, JS was merged with and into a subsidiary of the Company on January 25, 1994 and all of the issued and outstanding capital stock of JS was converted into cash and 95,853 shares of Common Stock of the Company. Although the shares of Common Stock acquired pursuant to the Agreement are held for investment, in recognition of the fact that the Selling Stockholders may wish to be legally permitted to sell the shares when they deem appropriate, the Company agreed to prepare and file a Registration Statement (of which this Prospectus is a part) with the Commission relating to the resale of such shares.

     The following table sets forth information concerning the number of Shares of Common Stock owned by each of the Selling Stockholders as of the date of this Prospectus, the maximum number of shares offered by such Selling Stockholder pursuant to this Prospectus, and the number of such shares to be owned by the Selling Stockholders after completion of this offering, assuming that all Shares offered hereby are sold.
     Mr. Stasiek is currently employed as the President of a subsidiary of the Company.




Name                 Number of Shares
                     of Common Stock                      Shares Owned
                     Owned Prior to    Number of Shared   After Completion
                     the Offering*      Being Offered     of the Offering

Jan S. Stasiek         79,355              79,355               0
Roger C.Hamilton        8,744               8,744               0
John H. Ralston         3,676               3,676               0
Charles L.Towers        2,393               2,393               0
Ira Deyhimy and         1,302               1,302               0
Katherine Deyhimy, as
Joint Tenants
Bill Bengtson             383                 383               0
and Donna Hill
Bengtson, as
Joint Tenants

* None of the Selling Stockholders own 1% or more of the Common
Stock.


PLAN OF DISTRIBUTION

     The Company's Common Stock is listed on the New York Stock Exchange ("NYSE", Symbol: DHR) and on the Pacific Stock Exchange ("PSE"). Application will be made to list the shares offered hereby on the NYSE and the PSE. Subject to approval of the NYSE and the PSE, the Selling Stockholders may sell from time to time shares of Common Stock offered hereby in transactions on the NYSE, in privately-negotiated transactions or otherwise, in each case at prices satisfactory to the Selling Stockholders.

     The brokers or dealers through or to whom the shares of Common Stock offered hereby may be sold may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, as amended, in which event, all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed underwriting compensation.

     The Common Stock offered hereby will be sold by the Selling Stockholders acting as principals for their own account. The Company will receive no proceeds from this offering. The Selling Stockholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions, and related fees and expenses, but the Company will bear the costs of preparing the Registration Statement of which this Prospectus is a part and all filing fees and legal and accounting expenses in connection with registration under federal and state securities laws.

LEGAL MATTERS

     The legality of the shares offered hereby is being passed upon for the Company by Piper & Marbury, Baltimore, Maryland, counsel to the Company.

EXPERTS

     The financial statements for the years ended December 31, 1993, 1992, and 1991 incorporated by reference in this Prospectus have been audited by Arthur Anderson & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     No person has been
authorized by the Company to
give any information or to make
any representations other than
those contained in this
Prospectus in connection with
the offer contained in this
Prospectus, and if given or
made, such information or
representations may not be
relied upon as having been
authorized by the Company.
This Prospectus does not
constitute an offer to sell or
a solicitation of an offer to
buy any of the securities in
any jurisdiction in which such
offer or solicitation is not
authorized, or in which the
person making such offer or
solicitation is not qualified
to do so, or to any person to
whom it is unlawful to make
such offer or solicitation.
Neither the delivery of this
Prospectus nor any sale made
hereunder shall create an
implication that there has been
no change in the affairs of the
Company since the date hereof.



Table of Contents

                         Page

Available Information. . .2
Incorporation of Certain
   Documents by Reference.3
The Company. . . . . . . .3
Use of Proceeds. . . . . .4
Selling Stockholders . . .4
Plan of Distribution . . .5
Legal Matters. . . . . . .5
Experts. . . . . . . . . .5

95,853 Shares

Common Stock

___________________



DANAHER
CORPORATION


___________________


PROSPECTUS


              , 1994


_____________________
PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


     Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses in connection with this Registration Statement. The Company will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

     Filing Fee-Securities and Exchange Commission . . . $1,307.65
     Fees and Expenses of Counsel. . . . . . . . . . . . $1,500
     Miscellaneous Expenses. . . . . . . . . . . . . . . $2,000
       TOTAL . . . . . . . . . . . . . . . . . . . . . . $4,807.65

     _________


     Item 15.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") grants each corporation organized thereunder, such as the Registrant, the power to indemnify its directors and officers against liabilities for certain of their acts. Article X of the Registrant's Amended Certificate of Incorporation and
Article VIII of the Registrant's By-laws provides for indemnification of directors and officers of the Registrant to the extent permitted by Section 145.

     Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Registrant, eliminating or limiting, with certain exception, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. Article X of the Amended Certificate of Incorporation of the Registrant eliminates the liability of directors except to the extent that such liability arises (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL which relates to the unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

     The foregoing statements are subject to the detailed provisions of Section 102(b)(7) and 145 of the DGCL, Article X of the Restated Certificate of Incorporation of the Registrant and
Article VIII of the Bylaws of the Registrant, as applicable.

     Item 16.  Exhibits

Exhibit No.                Description
   4.1         Credit Agreement dated as of September 7,      Incorporated
               1990 Among Danaher Corporation, the Financial  by Reference
               Institutions Listed Therein and Bankers
               Trust Company as Agent.
   4.2         Note Agreement as of November 1,1992           Incorporated
               Between Danaher Corporation                    by Reference
               and Lenders Referenced Therein
   4.3         Note Agreement as of April 1, 1993             Incorporated
               Between Danaher Corporation and                by Reference
               Lenders Referenced Therein
   5           Opinion of Piper & Marbury regarding the
               legality of the securities being registered
   10.1        Agreement as of November 1, 1990 between       Incorporated
               Danaher Corporation, Easco Hand Tools, Inc.    by Reference
               and Sears, Roebuck and Co.
   23.1        Consent of Arthur Andersen & Co.
		 23.2 	      Consent of Piper & Marbury (included in
														 Exhibit 5)

					Item 17.  Undertakings.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of
1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i)  To include any prospectus required by Section
     10(a)(3) of the Securities Act of 1933, as amended (the
     "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (a)(1)(i) and
     (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs in contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                          SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on this 28th day of March, 1994.

                                   DANAHER CORPORATION




                              By  /s/ GEORGE M.
SHERMAN                                                George M.
Sherman,                                President & Chief
Executive Officer

     Known all men by these presents, that each person whose signature appears below constitutes and appoints George M. Sherman and C. Scott Brannan (with full powers to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power and substitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements. notices or other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                Title                    Date


/s/ George M. Sherman
George M. Sherman        President,                    March 28,
1994
                         Chief Executive Officer
                         and Director (Principal
                         Executive Officer)

/s/ Patrick W. Allender
Patrick W. Allender
                         Senior Vice President,        March 28,
1994
                         Chief Financial Officer
                         and Secretary (Principal
                         Financial Officer)


/s/ C. Scott Brannan
C. Scott Brannan              Controller                    March
28, 1994
                         (Principal
                         Accounting Officer)




/s/ Mortimer M. Caplin
Mortimer M. Caplin       Director                 March 28, 1994


/s/ Donald J. Ehrlich
Donald J. Ehrlich             Director                 March 28,
1994


/s/ Walter G. Lohr, Jr.
Walter G. Lohr, Jr.           Director                 March 28,
1994


/s/ Mitchell P. Rales
Mitchell P. Rales             Director                 March 28,
1994


/s/ Steven M. Rales
Steven M. Rales               Director                 March 28,
1994


/s/ A. Emmet Stephenson, Jr.
A. Emmet Stephenson, Jr.      Director                 March 28,
1994

EXHIBIT INDEX


Exhibit No.                  Description              Sequentially
                                                     Numbered Page
   5              Opinion of Piper & Marbury               *
                  regarding the legality of the
                  securities being registered
  23.1            Consent of Arthur Andersen & Co.         *
  23.2            Consent of Piper & Marbury               *
                  (included in Exhibit 5)

*     To be filed by Amendment.